As filed with the Securities and Exchange Commission on May 29, 2014
Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SUFFOLK BANCORP
(Exact name of registrant as specified in its charter)

New York	11-2708279
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4 West Second Street
Riverhead, New York 11901
(631) 208-2400
(Address of principal executive offices) (Zip Code)

Suffolk Bancorp 1999 Stock Option Plan
Amended and Restated Suffolk Bancorp 2009 Stock Incentive Plan
 (Full title of the Plan)

Howard C. Bluver
President and Chief Executive Officer
4 West Second Street
Riverhead, New York 11901
(Name and address of agent for service)

(631) 208-2400
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $2.50 par value per share, to be issued upon exercise of options or settlement of awards under the Suffolk Bancorp 1999 Stock Option Plan	27,000	$22.48 (2)	$606,825 (2)	$78.16
Common stock, $2.50 par value per share, to be issued upon exercise of options or settlement of awards under the Amended and Restated Suffolk Bancorp 2009 Stock Incentive Plan	500,000	$22.48 (3)	$11,237,500 (3)	$1,447.39

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also be deemed to cover any additional securities to be offered or issued in connection with the provisions of the above-referenced plans, which provide for adjustments in the amount of securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Calculated in accordance with Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the high and low sales price on May 27, 2014 as reported on the Nasdaq Global Market.

(3)
Calculated in accordance with Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the high and low sales price on May 27, 2014 as reported on the Nasdaq Global Market.

EXPLANATORY NOTE

The purpose of this Form S-8 Registration Statement (the “Registration Statement”) is to register an aggregate of 527,000 shares of Suffolk Bancorp (the “Company”) common stock, par value $2.50 per share (the “Common Stock”), that may be offered pursuant to the Suffolk Bancorp 1999 Stock Option Plan and the Amended and Restated Suffolk Bancorp 2009 Stock Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plans covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.                      INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the U.S. Securities and Exchange Commission by the Company are incorporated in this Registration Statement by reference:

1.	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the U.S. Securities and Exchange Commission (the “Commission”) on March 4, 2014;

2.
the Company’s other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the document listed in the first item above; and

3.	the description of the Common Stock in the Company’s Form 8-B filed with the Commission on May 6, 1985, including any subsequently filed amendments and reports updating such description.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all of the securities offered then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

ITEM 4.                      DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.                      INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.                      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company’s bylaws provide that it shall indemnify any person made a party to an action by or in the right of the Company to procure a judgment in its favor, by reason of the fact that he (or she), his (or her) testator or intestate, is or was a director or officer of the Company, against the reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him (or her) in connection with the defense of such action, or in connection with an appeal therein, except in relation to matters as to which such director or officer is adjudged to have breached his duty to the Company, as such duty is defined in Section 717 or Section 715(h) of the New York Business Corporation Law (the “NYBCL”). Subject to the NYBCL, the Company shall also indemnify any person made, or threatened to be made, a party to an action or proceeding, other than one by or in the right of the Company to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation, domestic or foreign, which he or she served in any capacity at the Company’s request, by reason of the fact that he (or she), his (or her) testator or intestate was a director or officer of the Company or served it in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in the best interests of the Company and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his or her conduct was unlawful.

The Company may purchase and maintain insurance for its own indemnification and for that of its directors and officers and other proper persons in accordance with the NYBCL. The Company maintains and pays premiums for directors’ and officers’ liability insurance policies.

The foregoing summaries are necessarily subject to the complete text of the NYBCL, the Company’s articles of incorporation and bylaws, as amended, and are qualified in their entirety by reference thereto.

ITEM 7.                      EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.                      EXHIBITS.

The Exhibits to this Registration Statement are listed in the Exhibit Index beginning on page E-1 of this Registration Statement, which Exhibit Index is incorporated herein by reference.

ITEM 9.                      UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Riverhead, State of New York, on May 29, 2014.

SUFFOLK BANCORP

By: /s/ Howard C. Bluver
Howard C. Bluver

President & Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned directors and officers of Suffolk Bancorp (the “Company”) hereby constitutes and appoints Howard C. Bluver and Brian K. Finneran, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities, to sign, execute and to affix his or her seal to and file with the Securities and Exchange Commission (or any other governmental or regulatory authority) one or more Registration Statements on Form S-8 (or any other appropriate form), and any and all amendments (including post-effective amendments) thereto, with all exhibits and any and all documents required to be filed with respect thereto, relating to the registration under the Securities Act of 1933, as amended, of the Company’s common stock, par value $2.50 per share, which may be issued by the Company pursuant to awards granted under one or more of the equity plans of the Company, granting unto said attorneys, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully to all intents and purposes as he himself or she herself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of May 29, 2014:

/s/ Howard C. Bluver
Howard C. Bluver
President, Chief Executive Officer & Director
(Principal Executive Officer)

/s/ Brian K. Finneran
Brian K. Finneran
Executive Vice President & Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ Joseph A. Gaviola
Joseph A. Gaviola
Director

/s/ Steven M. Cohen
Steven M. Cohen
Director

/s/ James E. Danowski
James E. Danowski
Director

/s/ Edgar F. Goodale
Edgar F. Goodale
Director

/s/ David A. Kandell
David A. Kandell
Director

/s/ Terence X. Meyer
Terence X. Meyer
Director

/s/ Ramesh N. Shah
Ramesh N. Shah
Director

/s/ John D. Stark, Jr.
John D. Stark, Jr.
Director

EXHIBIT INDEX
Exhibit No.	Description
4.1	Certificate of Incorporation of Suffolk Bancorp (filed by incorporation by reference to Exhibit 3.(i) to Suffolk Bancorp’s Form 10-K for the fiscal year ended December 31, 1999, filed March 10, 2000)
4.2	Bylaws of Suffolk Bancorp (filed by incorporation by reference to Exhibit 3.(ii) to Suffolk Bancorp’s Form 10-K for the fiscal year ended December 31, 1999, filed March 10, 2000)
4.3	Specimen common stock certificate (filed by incorporation by reference to Exhibit 4.1 to the Suffolk Bancorp’s Registration Statement on Form S-1, filed October 22, 2012).
4.4	Suffolk Bancorp 1999 Stock Option Plan*
4.5	Amended and Restated Suffolk Bancorp 2009 Stock Incentive Plan (filed by incorporation by reference to Appendix I to Suffolk Bancorp’s Proxy Statement on Schedule 14A, filed March 19, 2014)
5.1	Opinion of Wachtell, Lipton, Rosen & Katz*
23.1	Consent of BDO USA, LLP*
23.2	Consent of Wachtell, Lipton, Rosen & Katz (contained in Exhibit 5.1)*
24.1	Power of Attorney (included on signature page)
* Filed herewith.

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